Issuer Free Writing Prospectus, dated December 3, 2013

(Relating to Preliminary Prospectus Filed December 2, 2013)

Filed Pursuant to Rule 433

Registration Statement No. 333-190904

On December 2, 2013, AMC Entertainment Holdings, Inc. (“Holdings”) filed Amendment No. 5 to its Registration Statement on Form S-1 (“Amendment No. 5”). The purpose of this Free Writing Prospectus is to provide information that was inadvertently not included in Holdings’ Preliminary Prospectus, dated December 2, 2013, contained in Amendment No. 5.

The following information with respect to pro forma basic earnings (loss) per share of common stock and pro forma diluted earnings (loss) per share of common stock on page F-2:

	Nine Months Ended (unaudited)
	Nine Months Ended September 30, 2013	From Inception August 31, 2012 through September 27, 2012	December 30, 2011 through August 30, 2012
	(Successor)	(Successor)	(Predecessor)

Pro Forma basic earnings (loss) per share of common stock:
Earnings (loss) from continuing operations	$1.06	$(0.60)	$0.86
Earnings from discontinued operations	0.06	—	0.54
Net earnings (loss) per share	$1.12	$(0.60)	$1.40
Average shares outstanding:
Basic	76,000.03	71,383.84	63,335.34
Pro Forma diluted earnings (loss) per shares of common stock:
Earnings (loss) from continuing operations	$1.06	$(0.60)	$0.85
Earnings from discontinued operations	0.06	—	0.54
Net earnings (loss) per share	$1.12	$(0.60)	$1.39
Average shares outstanding:
Diluted	76,000.03	71,383.84	63,793.34

The following information on page F-4:

	Unaudited Pro Forma Balance Sheet September 30, 2013	September 30, 2013	December 31, 2012
		(Successor)	(Successor)
		(unaudited)
Class A Common Stock voting issued hereby ($.01 par value 524,173,073 shares authorized; 173,147 shares issued and outstanding as of September 30, 2013 as adjusted to give effect to the Reclassification)	1,811	—	—
Class N Common Stock nonvoting ($.01 par value, 25,000 shares authorized; 3,497 shares issued and outstanding as of September 30, 2013 and December 31, 2012)	—	1,811	1,811
Stockholders’ equity:
Class A Common Stock voting issued hereby ($.01 par value 524,173,073 shares authorized; 0 shares issued and outstanding as of September 30, 2013 as adjusted to give effect to the Reclassification)	—	—	—
Class B Common Stock voting issued hereby ($.01 par value 75,826,927 shares authorized; 75,826,927 shares issued and outstanding as of September 30, 2013 as adjusted to give effect to the Reclassification)	758	—	—
Class A Common Stock voting ($.01 par value, 2,000,000 shares authorized; 1,531,424 shares issued and outstanding as of September 30, 2013 and December 31, 2012)	—	15	15
Additional paid-in capital	799,242	799,985	799,985

The following sentence that appears as the last sentence on page F-7:

Pursuant to the reclassification, which is being treated in a manner similar to a stock split, each holder of shares of Class A common stock and Class N common stock will receive 49.514 shares of Class B common stock for one share of existing Class A common stock and 49.514 shares of Class A common stock for one share of existing Class N common stock.

The following information with respect to the computation of pro forma basic and diluted earnings (loss) from continuing operations per common share on page F-8:

The following table sets forth the computation of pro forma basic and diluted earnings (loss) from continuing operations per common share:

	Nine months Ended September 30, 2013	From Inception August 31, 2012 through September 27, 2012	December 30, 2011 through September 30, 2013
	(Successor)	(Successor)	(Predecessor)
Numerator:
Earnings (loss) from continuing operations	$80,493	$(43,067)	$54,154
Denominator:
Shares for basic earnings (loss) per common share	76,000.03	71,383.84	63,335.34
Stock options	—	—	458.00
Shares for diluted earnings (loss) per common share	76,000.03	71,383.84	63,793.34
Basic earnings (loss) from continuing operations per common share	$1.06	$(0.60)	$0.86
Diluted earnings (loss) from continuing operations per common share	$1.06	$(0.60)	$0.85

The issuer has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the issuer at (203) 682-8211 or contacting Citigroup toll free at (800) 831-9146, BofA Merrill Lynch toll free at (866) 500-5408 or via email at dg.prospectus_requests@baml.com, Barclays toll free at (888) 603-5847 or via email at barclaysprospectus@broadridge.com, or Credit Suisse toll free at (800) 221-1037 or via email at newyork.prospectus@credit-suisse.com.